Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Sarah E. Bialk
Director of Investor Relations
ir@z-tel.com
(813) 233-4586

Z-TEL ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR-END 2003

Revenues Increase 28% over Q4 2002
Lines under Management Total 528,000 at Year-End, Up from 258,000 for 2002

TAMPA, Fla. (February 20, 2004) – Z-Tel Technologies, Inc. (Nasdaq/SC: ZTEL), parent company of Z-Tel Communications, Inc., a leading provider of local, long distance and enhanced telecommunications services, today announced its financial results for the fourth quarter and full-year 2003. For the three-month period ended December 31, 2003, revenues increased 28 percent to $74.5 million from $58.2 million for the fourth quarter of 2002. Net loss was $4.5 million, compared with $4.2 million for the fourth quarter of 2002. Net loss attributable to common stockholders was $9.4 million, or $0.26 per share, versus $8.1 million, or $0.23 per share, for the fourth quarter of 2002. The company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $1.4 million, compared with $2.3 million for the fourth quarter of 2002. A full reconciliation of EBITDA to net loss is set forth in the financial tables below.

Revenues for full-year 2003 increased 21 percent to $289.2 million from $238.4 million for 2002. Net loss improved to $16.1 million for 2003, compared with $19.6 million for 2002, and net loss attributable to common stockholders improved to $33.8 million, or $0.95 per share, from $35.3 million, or $1.01 per share. EBITDA for 2003 was $8.6 million, compared with $5.1 million for 2002.

      In the fourth quarter, to be consistent with emerging industry practices, Z-Tel’s income statement presentation was changed for the current and prior year periods to reflect, as revenues, billings to its customers for the Universal Service Fund and other regulatory fees. The company recorded $4.1 million and $3.2 million of additional revenues and an off-setting amount to increase its network operations expenses for 2003 and 2002, respectively. The company has reflected an impact of $1.0 million and $1.1 million on its fourth quarter 2003 and 2002 revenues and expenses, respectively. Operating income and net income for all periods presented were unaffected.

      Gregg Smith, president and chief executive officer, remarked, “Z-Tel completed 2003 on a strong note, with substantial growth in its total lines under management by 105 percent from 258,000 at the end of 2002 to 528,000 at the end of 2003. We define lines under management as all Z-Tel residential and business retail lines in service, plus lines we support on our platform on behalf of our wholesale customers. Most of this growth was attributable to our wholesale relationship with Sprint and more than offsets the lines lost as a result of the termination of our wholesale contract with MCI. We’re pleased with this growing relationship. We also recently signed a two-year wholesale agreement with a smaller company and continue to pursue additional agreements with other communications and utilities companies that seek an efficient, scalable, turnkey solution for nationwide bundling opportunities.”

Growth in the company’s wholesale division was accompanied by growth in its business services division. In response, the company says it has expanded its business services group, with headcount increasing from 28 people in mid-2003 to 78 today. Furthermore, according to the company, it is investing in its previously announced planned voice over Internet protocol (“VoIP”) initiative. Consistent with the company’s stated commitment to fund innovation and expand its VoIP applications, the company estimates that it dedicated approximately $1.5 million in existing payroll and other expenses during the fourth quarter of 2003 to the planned rollout of its VoIP services. In addition, the company reports that it has begun to hire and train its VoIP sales force.

Smith said, “The approach we’ve taken is to build our business based on growing the right lines of business. Accordingly, we’re focused not on short-term earnings results but rather on expanding our wholesale and business units and implementing the necessary infrastructure to support our planned second quarter 2004 VoIP launch. Right now, we’re in the process of completing a wide range of projects involving our technology group and key outside vendors that are required to scale substantially our VoIP efforts. We are highly pleased with our progress to date to align the best partners and equipment to support our planned offering.

“We expect our planned VoIP services to enhance our business services growth, as our broadband voice and data services are designed to offer our business customers substantial cost savings, as well as cutting-edge, productivity-enhancing features that are unavailable from any other provider. During the second quarter of 2004, we plan to launch several VoIP-based products in Georgia and Florida, targeting small-to-medium size businesses and multiple dwelling units, such as condominiums, apartment buildings and hotels. In the second quarter of 2004, we also expect to launch bundled voice and DSL packages for consumers and businesses, as well as an unlimited local and long distance package to broadband-equipped consumers for approximately $34.95 per month.”

Trey Davis, chief financial officer, commented, “With our fourth quarter results, we have now produced two consecutive years of positive EBITDA. These results and our continuing low capital expenditure needs have enabled us to meet our liquidity guidance for cash on hand of roughly $12 million at the end of 2003.”

The company reported it is working on several initiatives to augment its liquidity position. The company expects these initiatives are expected to be consummated during the next few months and may include the restructuring of its existing working capital facility, which would likely result in a one-time increase in liquidity. In addition, Z-Tel reported it is also working to execute a sale/leaseback or mortgage on its Atmore, Alabama facility.

Mr. Davis added, “Our Unbundled Network Element-Platform (“UNE-P”) infrastructure, the method by which we connect with our retail and wholesale customers, can be scaled significantly for little incremental cost; therefore, we expect growth in UNE-P lines under management for 2004, currently approximately 528,000 lines, to drive increased economies of scale. In addition, we expect to manage the launch of our VoIP services with our current resources. Like our current operations, our VoIP capacity can also be increased as needed for relatively low incremental capital expenditures. As a result, we are confident in our ability to finance the implementation of our growth strategies during 2004.”

      Mr. Smith concluded, “We are very pleased that despite the immensely challenging conditions in the communications industry during the last three years, Z-Tel has capitalized upon its innovative and powerful products serving three growth markets and the financial strength to implement its growth strategies and significant opportunities in both UNE-P and VoIP. With our nationwide footprint, proven and scalable back-office operations, and intellectual property, we bring a unique set of competitive advantages to our markets, supporting our confidence in Z-Tel’s improving prospects as a complete communications management company.”

      Consistent with Securities and Exchange and Commission Regulation G, the following table provides a reconciliation of EBITDA to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. We have included EBITDA data to assist in understanding our operating results. EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating our financial performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net loss	$(4,461)	$(4,245)	$(16,127)	$(19,555)
Interest income	(334)	(745)	(1,814)	(3,450)
Interest expense	660	1,132	3,071	4,138
Depreciation and amortization	5,583	6,185	23,449	23,936

EBITDA	$1,448	$2,327	$8,579	$5,069

About Z-Tel

Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features, that are designed to meet customers’ communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

This press release contains forward-looking statements. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Accordingly, we caution you that anticipated growth from our relationship with Sprint may not occur, because of competition and other factors our business services may not continue to have strong appeal to multi-location companies, prospective customers may not become actual customers, our planned VoIP initiative may not enhance our business services growth, our launch of VoIP services in Florida and Georgia might not be successful or may encounter unexpected delays, our initiatives to improve liquidity may not be consummated as planned, expected economies of scale may not arise and expected growth in UNE-P lines may not occur. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including risk factors that are described in detail in Z-Tel’s 2002 Annual Report on Form 10-K filed on March 31, 2003; and in Z-Tel’s other filings with the Securities and Exchange Commission.